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                                                                     EXHIBIT 8.1

                                October 26, 2000

Flowserve Corporation
222 W. Las Colinas Blvd.
Suite 1500
Irving, Texas  75039

Flowserve Finance B.V.
Parallelweg 6
Etten-Leur 4870AA
The Netherlands

Ladies and Gentlemen:

                  We have acted as special United States federal income tax counsel to Flowserve Corporation, a New York corporation (the "Company") and Flowserve Finance B.V., a company formed under the laws of The Netherlands ("BV"; and, together with the Company, the "Issuers"), in connection with the preparation and filing by the Issuers with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-4 and the prospectus included therein (the "Registration Statement"). Pursuant to the Registration Statement, up to $290,000,000 aggregate principal amount of the Company's outstanding
12 1/4% Senior Subordinated Notes due 2010 and up to 100,000,000 aggregate principal amount of BV's outstanding 12 1/4% Senior Subordinated Notes due 2010 (together, the "Outstanding Notes") are exchangeable for up to $290,000,000 aggregate principal amount of the Company's 12 1/4% Senior Subordinated Notes due 2010 and up to 100,000,000 aggregate principal amount of BV's 12 1/4% Senior Subordinated Notes due 2010, respectively (together, the "Exchange Notes"; and the offer of the Issuers to exchange the Exchange Notes for the Outstanding Notes, the "Exchange Offer"). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an Indenture dated as of August 8, 2000 between the Issuers and The Bank of New York, as trustee.

                  Based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service and judicial decisions, all as currently in effect, we are of the opinion that the discussion under the caption "Certain Tax Considerations -- United States," subject to the limitations and conditions set forth therein, accurately describes the material United States

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federal income tax considerations relevant to the acquisition, ownership and disposition of the Exchange Notes in general and in the context of the Exchange Offer.

                  No opinion is expressed as to any other matter, including any aspects of state, local or non-United States tax law. This opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in such law or practice that may affect our opinion unless we are specifically retained to do so. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement under the caption "Legal Matters". In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the Commission promulgated thereunder.

                                                        Very truly yours,

                                                        /s/ SHEARMAN & STERLING